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Exhibit 99.1
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Storage Trust Realty                     For additional information contact
2407 Rangeline Street                    Steve Dulle, Chief Financial Officer
Columbia, MO 65202                       573.499.4799

Press Release

          STORAGE TRUST REALTY APPOINTS DANIEL C. STATON
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             AS NEW CHAIRMAN OF THE BOARD OF TRUSTEES
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COLUMBIA, Missouri (February 23, 1998) Effective today, Gordon Burnam, founder and Chairman of the Board of Trustees of Storage Trust Realty (NYSE:SEA), announced that he has stepped down as Chairman. Mr. Burnam was one of the pioneers in the self-storage industry, building one of the first self-storage properties in the Midwest in 1974. He founded the predecessor company, Burnam Holding Companies, in 1987 as a vehicle for the development and ownership of self-storage properties throughout the Midwest and Southeast United States. He continued as Chairman of Storage Trust through its IPO and growth from 78 properties and $108 million market capitalization in 1994 to its present capitalization of over one half billion dollars and 215 properties. Mr. Burnam will stay on the Board of Trustees and will continue to be an integral part of the future of the Company.

The Board of Trustees of Storage Trust has appointed Daniel C. Staton as Chairman of the Board of Trustees. Mr. Staton was one of the forces behind the growth of Duke Realty Investments, Inc. and served as its Chief Operating Officer until 1997. Mr. Staton is currently President of Walnut Capital Partners, a venture capital fund headquartered in Cincinnati, OH. Mr. Staton is a major shareholder and continues as a member of the board of Duke Realty.

Mike Burnam, Chief Executive Officer of Storage Trust commented, "I cannot thank my father enough for giving us the opportunity to grow this Company.
He will continue to work for the Company in his current capacity, advising us on store operations and, especially, in the areas of new developments and construction projects. Make no mistake, we could not have accomplished as much or come so far without his constant attention, direction and caring."

Mike Burnam further commented on the new Chairman, "We are also very fortunate to have had Dan's expertise on the board since IPO and welcome his additional guidance to assist us in moving our Company to the next level. His Duke Realty background has been a roadmap for our business plan of becoming a "super regional" operator in the self-storage industry. His direction and vision will simply make us a better company."

Dan Staton remarked, "The Company is ready to move into the elite ranks of profitability and growth. By building upon the solid foundation that exists and implementing an aggressive marketing development program, we will generate the total return our shareholders deserve. I am looking forward to working more closely with the management and Board of Trustees of Storage Trust Realty."

Storage Trust Realty is a fully integrated, self managed and self administered real estate investment trust headquartered in Columbia, Missouri, engaged in the management and ownership of 215 self-storage facilities located in 16 states totaling 11.4 million net rentable square feet and 100,000 units.

Additional information on the Company can be obtained at our website at http://www.storagetrust.com.

The statements made in this press release that are not historical facts are forward-looking statements within the meaning of Sections 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current expectations, estimates and projections about the industry and markets that Storage Trust operates, management's beliefs, and assumptions made by management. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
                      END OF PRESS RELEASE